Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 5, 2014 (except Note 22, as to which the date is January 29, 2015), with respect to the consolidated financial statements and schedule of InfraREIT, L.L.C. included in Post-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-201106) and related Prospectus of InfraREIT, Inc.

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 15, 2014, with respect to the consolidated financial statements of Sharyland Utilities, L.P. included in Post-Effective Amendment No. 1 to the Registration Statement (Form S-11 No. 333-201106) and related Prospectus of InfraREIT, Inc.

/s/ Ernst & Young LLP

Dallas, Texas

February 2, 2015